EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") dated as of June 30, 2008 between DBA Distribution Services, Inc. (the "Company") and James Eagen (the "Executive") (together, the "Parties").

WHEREAS, the Parties wish to establish the terms of Executive's employment with the Company.

Accordingly, the Parties agree as follows:

1.           Employment and Acceptance.  The Company shall employ the Executive, and Executive shall accept employment, subject to the terms of this Agreement, on June 30, 2008 (the "Effective Date").

2.           Term.  Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the third anniversary of the Effective Date; provided, however, that commencing on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter (each an "Extension Date"), the Term shall be automatically extended for an additional one-year period, if, at least ninety (90) days prior to the next Extension Date, the Executive provides to the Company written notice of his desire to extend the Term (the "Executive Notice"); provided further that, within ten (10) days of receiving the Executive Notice or at least ninety (90) days prior to the next Extension Date, the Company shall have the right to provide notice to the Executive of its desire not to extend the Term.  As used in this Agreement, the "Term" shall refer to the period beginning on the Effective Date and ending on the date the Executive's employment terminates in accordance with this Section 2 or Section 5.  In the event that the Executive's employment with the Company terminates, the Company's obligation to continue to pay all base salary, as adjusted, and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.

3.           Duties and Title.

3.1                 Title.  The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries.  The Executive shall serve in the capacity of Chief Executive Officer and shall report solely and directly to the Board of Directors of the Company (the "Board").

3.2                 Duties.  The Executive will have such authority and responsibilities and will perform such executive duties commensurate with the position of chief executive officer of a company in a similar line of business and comparable in size and annual revenues as may be assigned to Executive by the Board.  The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries.  The Executive shall not be precluded from engaging in community and civic activities, the focus of which is not primarily political, provided that such activities, either individually or in the aggregate, do not give rise to a conflict of interest with the Company or otherwise materially interfere with the Executive's performance hereunder.

4.           Compensation and Benefits by the Company.  As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:

4.1                 Base Salary.  The Company will pay to the Executive an annual base salary of $212,500, payable in accordance with the customary payroll practices of the Company ("Base Salary").  During the Term, Executive shall be entitled to an annual increase in Base Salary based on the annual increase in the Consumer Price Index.

4.2                 Participation in Employee Benefit Plans.  The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company, which may be available to other senior executives of the Company, on the same terms as such other executives.  The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without Executive's consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other employees of the Company.

4.3                 Vacation.  The Executive shall be entitled to four (4) weeks of paid vacation to be scheduled so as not to disrupt or interfere with management of the business.  Executive shall not be entitled to payment for unused vacation days.

4.4                 Expense Reimbursement.  The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.5                 Stock Options.  During the Term, the Executive shall be eligible to receive grants of stock options under the DBA Distribution Services, Inc. 2008 Stock Option Plan.

5.           Termination of Employment.

5.1                 By the Company for Cause or by the Executive Without Good Reason or Due to Death or Disability.  If: (i) the Executive's employment terminates due to his death; (ii) the Company terminates the Executive's employment with the Company for Cause (as defined below); (iii) the Company terminates the Executive's employment with the Company due to the Executive's Disability (as defined below); or (iv) Executive terminates his employment without Good Reason (as defined below), the Executive or the Executive's legal representatives (as appropriate), shall be entitled to receive the following:

(a)      the Executive's accrued but unpaid Base Salary and benefits set forth in Section 4.2, if any, to the date of termination; and

(b)      expenses reimbursable under Section 4.4 incurred but not yet reimbursed to the Executive to the date of termination.

For the purposes of this Agreement, "Disability" means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) 90 consecutive days; or (ii) 180 days in any one (1) year period.

For the purposes of this Agreement, "Cause" means, as determined by the Board (or its designee), with respect to conduct during the Executive's employment with the Company, whether or not committed during the Term, (i) conviction of a felony by Executive; (ii) acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries; (iii) Executive's material breach of his obligations under this Agreement; (iv) conduct by Executive in connection with his duties hereunder that is fraudulent, unlawful or grossly negligent, including, but not limited to, acts of discrimination; (v) engaging in personal conduct by Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company or its subsidiaries; (vi) contravention of specific lawful direction from the Board or continuing inattention to or continuing failure to adequately perform the duties to be performed by Executive under the terms of Section 3.2 of this Agreement; provided that the Executive shall have fifteen (15) days after notice from the Board to cure the deficiency leading to the Cause determination pursuant to this clause (vi); or (vii) breach of the provisions of his Non-Competition, Non-Solicitation and No-Hire Agreement before termination of employment.  A termination for "Cause" shall be effective immediately (or on such other date set forth by the Company).

For the purposes of this Agreement, "Good Reason" means, without the Executive's consent, (i) a material adverse reduction in Executive's responsibilities, position or duties (including a change in Executive's reporting chain of command as contemplated under Section 3.1); (ii) a material adverse reduction in the amount of aggregate compensation provided for herein; (iii) relocation of Executive's primary workplace to a location more than fifty (50) miles from his current office location; or (iv) the Company's material breach of the Agreement; provided that a suspension of the Executive and the requirement that the Executive not report to work shall not constitute "Good Reason" if the Executive continues to receive the compensation and benefits required by this Agreement.  Notwithstanding the foregoing, a reduction in the amount of Executive's aggregate compensation in an amount proportional to such a reduction in the aggregate compensation of other senior executives shall not constitute Good Reason.  The Company shall have fifteen (15) days after receipt of notice from the Executive in writing specifying the deficiency to cure the deficiency that would result in Good Reason.

5.2                 By the Company Without Cause or By the Executive for Good Reason.  If during the Term the Company terminates Executive's employment without Cause or Executive terminates his employment for Good Reason, upon at least thirty (30) days prior written notice, the Executive shall receive the incremental severance payments set forth in this Section 5.2 (in addition to the payments upon termination specified in Section 5.1) upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company, as follows:

(a)      continuation of Base Salary at the rate then in effect for the greater of (i) the remainder of the Term or (ii) twelve (12) months, payable in accordance with the customary payroll practices of the Company; and

(b)      continuation of health coverage for the greater of (i) the remainder of the Term or (ii) twelve (12) months, in the form of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 and/or individual health coverage, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Executive as in effect on the date of termination; provided that such coverage shall cease if the Executive is entitled to comparable coverage from a new employer.

The Company shall have no obligation to provide the benefits set forth above in the event that Executive breaches the provisions of his Non-Competition, Non-Solicitation and No-Hire Agreement.

5.3                 No Mitigation.  The obligations of the Company to Executive which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation or offset.

5.4                 Nondisparagement.  The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, EBCP I, LLC, its parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns.  "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

6.           Other Provisions.

6.1                 Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a) If to the Company:

DBA Distribution Services, Inc.
701 Cottontail Lane
Somerset, NJ 08875
Attention: Chief Executive Officer

(b) If to the Executive, to the Executive's home address reflected in the Company's records.

6.2                 Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

6.3                 Representations and Warranties by Executive.  The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive's ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

6.4                 Set-Off.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

6.5                 Waiver and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.6                 Governing Law, Dispute Resolution and Venue.

(a)      This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

(b)      The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Delaware, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  In addition, the parties agree to the waiver of a jury trial.

6.7                 Assignability by the Company and the Executive.  This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

6.8                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

6.9                 Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

6.10                 Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.  The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

6.11                 Judicial Modification.  If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

6.12                 Tax Withholding.  The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

6.13                 Termination of Agreement.  Upon the consummation of a Sale Event (as defined below), this Agreement shall terminate and be of no further force or effect. Continuation of Executive’s employment with the Company beyond the termination of this Agreement shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company.

For the purposes of this Agreement, "Sale Event" shall mean the first to occur of (a) the liquidation, dissolution and winding up of the Company or (b) the consummation of a Deemed Liquidation Event or Qualified Public Offering (each as defined below).

For the purposes of this Agreement, each of the following events shall be considered a “Deemed Liquidation Event”:

(a)           a merger or consolidation in which (i) the Corporation is a constituent party or  (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation (A) involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged), or (B) of the Corporation with or into a wholly owned subsidiary of the Corporation that is incorporated in the United States of America; or

(b)           the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

For the purposes of this Agreement, a “Qualified Public Offering” shall mean the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Corporation.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Employment Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ James C. Eagen
Name: James C. Eagen

DBA Distribution Services, Inc.

By:	/s/ Paul L. Pollara
Name: Paul L. Pollara
Title: Executive Vice President